EXHIBIT (a)(5)(D)

FOR IMMEDIATE RELEASE

H.I.G. CAPITAL ANNOUNCES SUCCESSFUL COMPLETION OF

CASH TENDER OFFER FOR SHARES OF AMERICAN PACIFIC CORPORATION

MIAMI, FL and LAS VEGAS, NV, February 27, 2014 – American Pacific Corporation (NASDAQ: APFC) (“AMPAC”) and H.I.G. Capital, LLC (“H.I.G.”) today announced the successful completion of the tender offer (the “Offer”) by Flamingo Merger Sub Corp. (“Merger Sub”), a wholly owned subsidiary of Flamingo Parent Corp. (“Parent”) and an affiliate of H.I.G., for any and all of the outstanding shares of common stock of AMPAC (the “Shares”) at a price of $46.50 per Share, net to the seller in cash without interest.

The Offer expired at 5:00 p.m., New York City time, on February 26, 2014, and a total of 5,771,139 Shares were validly tendered and not properly withdrawn from the Offer, representing approximately 68.1% of AMPAC’s outstanding Shares. In accordance with the terms of the Offer, all Shares that were validly tendered and not properly withdrawn have been accepted for payment, and Merger Sub is promptly paying for all such Shares.

As a result of its acceptance of the Shares tendered in the Offer, Merger Sub has acquired a sufficient number of Shares to close the merger of Merger Sub with and into AMPAC without the affirmative vote of AMPAC’s stockholders pursuant to Section 251(h) of the Delaware General Corporation Law.

Upon completion of the merger, AMPAC will become a wholly owned portfolio company of H.I.G. Each Share that was not validly tendered in the Offer (other than Shares held by Parent, Merger Sub or AMPAC (or held in AMPAC’s treasury), any subsidiary of Parent, Merger Sub or AMPAC, or by any stockholder of AMPAC who properly exercised and perfected appraisal rights under Delaware law) will be converted automatically into the right to receive the same $46.50 per Share in cash, without interest, that is being paid in the Offer. In addition, the parties anticipate that the Shares will cease to be traded on the NASDAQ Stock Market at the close of market on February 27, 2014, following completion of the merger.

About American Pacific Corporation

American Pacific Corporation is a leading custom manufacturer of fine chemicals and specialty chemicals within its focused markets. AMPAC supplies active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry, it provides specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC produces clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. AMPAC’s products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about AMPAC can be obtained by visiting its web site at www.apfc.com.

About H.I.G.

H.I.G. is a leading global private equity investment firm with more than $15 billion of equity capital under management. Based in Miami, and with offices in Atlanta, Boston, Chicago, Dallas, New York, and San Francisco in the U.S., as well as international affiliate offices in London, Hamburg, Madrid, Milan, Paris, and Rio de Janeiro, H.I.G. specializes in providing capital to small and medium-sized companies with attractive growth potential. H.I.G. invests in management-led buyouts and recapitalizations of profitable and well managed manufacturing or service businesses. Since its founding in 1993, H.I.G. has invested in and managed more than 200 companies worldwide. The firm’s current portfolio includes more than 80 companies with combined sales in excess of $30 billion. For more information, please refer to the H.I.G. website at www.higcapital.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements with respect to the tender offer and related transactions, including the benefits expected from the acquisition. When used in this press release, the words “can,” “will,”

“intends,” “expects,” “is expected,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Such statements are based on a number of assumptions that could ultimately prove inaccurate, and are subject to a number of risk factors, including uncertainties regarding general economic and business conditions. Neither H.I.G. nor AMPAC assumes any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Further information on factors that could affect AMPAC’s financial results is provided in documents filed by AMPAC with the Securities and Exchange Commission, including AMPAC’s recent filings on Form 10-Q and Form 10-K.